FOR IMMEDIATE RELEASE
Date:  September 20, 1996
For Information contact:
      Gary P. Cooper
      at (903) 843-5525


                        GILMER FINANCIAL SERVICES
                   ANNOUNCES STOCK REPURCHASE PROGRAM



     GILMER, TEXAS, September 20, 1996 - Gilmer Financial Services, Inc., the holding company for Gilmer Savings Bank, FSB, announced its intention today to repurchase approximately 5% of its outstanding shares of common stock in the open market over the next twelve months. The shares will be purchased at prevailing market prices from time to time depending upon market conditions.

     Gary P. Cooper, President and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of Gilmer Savings Bank. Mr. Cooper stated that "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and its stockholders. The repurchased shares will become treasury shares and will be used for the general corporate purposes, including the issuance of shares under the Company's Recognition and Retention Plan and in connection with the exercise of stock options."

     [The repurchase program will be executed through Friedman, Billings, Ramsey & Company, Inc., Potomac Tower, 1001 Nineteenth St. North, Arlington, Virginia 22209].

     Gilmer Financial Services, Inc., operates through one office in Upshur County, Texas. As of June 30, 1996, the Company had assets of $39.1 million, deposits of $25.5 million and stockholders' equity of $3.9 million.